CET 21 spol. s r.o.

- and -

Adrian Sarbu

CONTRACT FOR THE PERFORMANCE OF THE OFFICE

CONTRACT FOR THE PERFORMANCE OF THE OFFICE

Name and Address of the Company:	CET 21 spol. s r.o., with its registered office at Kříženeckého nám. 322/5, 152 00 Praha 5 - Hlubočepy, ID. No. 45800456 (the “Company”)

Name and Address of the Director:	Adrian Sarbu, born April 18, 1955, residing at 230 Calae Dorobantilor, sector 1, Bucharest, Romania (“Mr. Sarbu”)

(The Company and Mr. Sarbu shall hereinafter also be referred to collectively as the "Parties" and individually as the "Party", and this contract shall hereinafter be referred to as the "Contract")

WHEREAS:

(A)
Based on the decision of the General Meeting of the Company dated March 2, 2006, Mr. Sarbu was appointed to the office of the Executive Director of the Company (the “Director”) effective as of March 3, 2006;

(B)
The Company is a member of the CME Group consisting of Central European Media Enterprises Ltd. (“CME”) and any and all companies under its control (as such term is defined by Section 66a of Act No. 513/1991 Coll., the Commercial Code, as amended (the “Commercial Code”)) (the “CME Group”); and

(C)
The Company and Mr. Sarbu hereby wish to agree upon and set forth the terms and conditions of their mutual co-operation, which shall be carried out in connection with an exercise by Mr. Sarbu of his position of the Director.

THE PARTIES AGREE AS FOLLOWS

1	SUBJECT-MATTER OF CONTRACT

1.1
The subject matter hereof shall be the stipulation of the terms and conditions related to the performance by Mr. Sarbu of the office of the Director. The Parties hereto agree and acknowledge to each other that the terms and conditions agreed hereunder shall apply mutatis mutandis with respect to the performance by Mr. Sarbu of the office of the Director prior to the effective date hereof and starting on the day of the appointment of Mr. Sarbu to such office as stipulated in Preamble (A) above.

2	OFFICE AND DUTIES

2.1
Mr. Sarbu shall occupy the position of the Director (in Czech “jednatel”) of the Company. In such capacity Mr. Sarbu shall perform the duties referred to in Section 2.2 hereof, which shall also include, without limitation, such duties as would be assigned to the position of the President of the Company (the “President”) as specified in the organizational rules of the Company whereas the Parties shall not enter into a separate agreement in respect of the performance by Mr. Sarbu of the position of the President. For avoidance of any doubts, both Parties hereto acknowledge and agree that no employment relationship shall be established between Mr. Sarbu and the Company hereunder or in connection with any activities carried out by Mr. Sarbu hereunder.

2.2
Mr. Sarbu shall perform the duties of the Director as they arise from the applicable generally binding legal regulations, the valid Memorandum of Association of the Company, its internal regulations, the policies of CME or from the directives and instructions provided (if any) and decisions adopted by the Company's General Meeting or decisions adopted by the shareholders of the Company outside the General Meeting, including the annual budget (any reference to a decision adopted by the Company’s General Meeting shall hereinafter also include a reference to a decision adopted by the shareholders of the Company outside the General Meeting), unless the performance of such duties, obligations, directives and/or instructions contravenes generally binding legal regulations.

2.3	Mr. Sarbu shall perform his office of the Director and any and all of his obligations arising hereunder with due care. He shall be obliged to do so in person and in a thorough and diligent manner.

2.4	Mr. Sarbu shall use his best endeavors to promote and protect the interests of the Company and shall not do anything which would be harmful with respect thereto.

3	PLACE OF WORK

3.1
In general, Mr. Sarbu shall perform his office of the Director in Prague. For that purpose, the Company shall, at its cost and expense, provide Mr. Sarbu with an office in the place in which the Company has its seat, including an adequate technical and material equipment and personnel support, as is reasonably necessary for the performance of Mr. Sarbu´s duties hereunder.

4	REMUNERATION

4.1
Mr. Sarbu’s base annual remuneration for the performance of the office of the Director shall be USD 500,000 (in words: five hundred thousand American Dollars) per year ("Annual Remuneration"). Mr. Sarbu shall be entitled to receive the full amount of the Annual Remuneration only in the event that he will exercise the office of the Director during the period of full calendar year, otherwise the Annual Remuneration shall be decreased on pro rata basis in relation to the time period during which Mr. Sarbu shall exercise the office of the Director hereunder in the respective calendar year.

4.2
Subject to the provision of Section 4.1 hereof, the Annual Remuneration for the respective calendar year during which the office of the Director is performed by Mr. Sarbu shall be payable in arrears no later than on the date of salary payment for December as fixed for the Company’s employees. The Company shall pay the Annual Remuneration, net of any mandatory payments as required to be made by the Company in accordance with the applicable laws of the Czech Republic, including, without limitation, any withholding or other taxes and payments of social security and health insurance, by wire transfer to the credit of Mr. Sarbu’s bank account or to any other account of which Mr. Sarbu notifies the Company in writing no later than 10 days prior to the due date of the payment (the “Bank Account”).

4.3
Mr. Sarbu shall be entitled to receive a bonus based on the financial results and a combined reported EBITDA of the Company for the financial years 2006 and 2007. The terms of the payment and the amount of any bonus hereunder, if any, shall be in a sole discretion of the General Meeting of the Company and shall require a prior approval thereof.

5	OTHER BENEFITS

5.1
The Company shall be obliged to ensure that Mr. Sarbu be insured by a travel health insurance of the type “Executive plus policy” based on a reasonable selection of Mr. Sarbu providing him with highest standard of insurance protection for the whole period of the execution of the office hereunder. The Company shall be also obliged to pay the insurance premiums for the travel health insurance.

5.2
The Company shall provide Mr. Sarbu with the above-standard health care by providing Mr. Sarbu with an above-standard health insurance based on his reasonable selection and at the expenses of the Company.

5.3
Mr. Sarbu shall be entitled to a compensation of his Annual Remuneration, or any part thereof, in case of his illness resulting in work disability during which he will not receive any remuneration in accordance with Section 4 hereof (the “Sick Leave Compensation”) provided that the work disability is proved to the Company by the doctor’s certificate. The Sick Leave Compensation shall be in each case equal to the respective portion of the Annual Remuneration in the respective year for a period of time during which Mr. Sarbu’s disability to work lasts, provided that the illness (disability of work) lasts three (3) months or less. In case his illness (disability of work) would exceed three (3) months, the Sick Leave Compensation shall be further paid to Mr. Sarbu in an amount equal to 50% of such Annual Remuneration.

The Company shall have the right to verify whether the health conditions of Mr. Sarbu justify his illness and/or work disability by a reputable physician appointed by the Company in connection with any payment of the Sick Leave Compensation hereunder.

5.4
Any insurance scheme to be provided to Mr. Sarbu in connection herewith shall be subject to the Company’s right to reasonably alter the cover provided thereunder or any term of the scheme or to cease to provide (without replacement) the scheme at any time in case that in the opinion of the Company the state of health of Mr. Sarbu is or becomes such that the Company is unable to insure the benefits under the scheme at the normal premiums applicable to a person of his age. The provision of any insurance scheme shall not in any way prevent the Company from lawfully terminating this Contract in accordance with the provisions of Section 9 hereof even if such termination would deprive Mr. Sarbu of membership in or cover under any such scheme.

5.5
Mr. Sarbu shall be entitled to use a company car of an execuitve class reasonably selected by Mr. Sarbu with a driver on a 24/7 basis during his stay in the Czech Republic. He shall be entitled to use such car for both business and private purposes. All costs incurred with respect to an operation and use of such car (including all consumed fuel) shall be covered by the Company.

6	EXPENSES

6.1
Neither the travel nor any other costs incurred by Mr. Sarbu in the course of the exercise of the office of the Director are included in the Annual Remuneration, bonus or in any other remuneration or benefits hereunder. The Company shall reimburse any and all duly documented necessary costs and expenses, which shall be reasonably incurred by the Director in connection with the exercise of his office hereunder whether in Prague or on business trips as evidenced by receipts in accordance with the Company expense policy.

7	TIME INVOLVEMENT IN THE COMPANY

7.1
Mr. Sarbu shall devote sufficient time to proper performance of his duties hereunder. Save as set forth herein, no additional pay or time off shall be permitted to Mr. Sarbu in connection with his performance of the office hereunder based on the fact that the remuneration set forth herein has been agreed upon taking into consideration the contingent overtime performance by Mr. Sarbu of his duties hereunder.

8	HOLIDAYS

8.1
Mr. Sarbu shall be entitled to a vacation of up to 25 days per annum during which Mr. Sarbu shall not be obliged to perform any duties or obligations related to the office of the Director to the extent permitted by applicable laws; provided, however, that during such time, his right to receive remuneration in accordance with Section 4 hereof and other benefits set forth hereunder shall not be affected.

8.2
Mr. Sarbu shall take the vacation under Section 8.1 hereof simultaneously with the vacation taken by him under Section 8 of the Contract for the Performance of the Office concluded between Mr. Sarbu and CME Media Services s.r.o. on or about the date hereof.

9	TERMINATION

9.1
This Contract shall be entered into for a definite period of time, expiring on December 31, 2007 or, as the case may be, on the date on which the term of Mr. Sarbu’s office of the Director shall be terminated in accordance with the terms hereof, the Commercial Code and the Memorandum of Association of the Company, unless stipulated otherwise herein; provided, however, that the obligations of Mr. Sarbu under Sections 10 and 11 hereof shall survive the termination of this Contract.

9.2	The exercise of Mr. Sarbu’s office of the Director and this Contract shall be terminated upon:

(a)
the removal of Mr. Sarbu from the office of the Director on the grounds of a decision adopted by the General Meeting of the Company in a manner complying with the respective legal regulations and the Memorandum of Association of the Company other than for reason set forth under Section 9.2(b) hereof;

(b)
the removal of Mr. Sarbu from the office of the Director on the grounds of a decision adopted by the General Meeting of the Company in a manner complying with the respective legal regulations and the valid Memorandum of Association of the Company when such grounds are based on Cause;

(c)	the resignation of Mr. Sarbu from his office of the Director in accordance with the respective legal regulations and the valid Memorandum of Association of the Company;

(d)	mutual agreement between the Parties; or

(e)	other causes of termination of the office of the Director provided under the Commercial Code or the Memorandum of Association of the Company.

For purposes of this Contract, “Cause” shall include any action by Mr. Sarbu constituting gross misconduct in the performance of his duties hereunder, including (i) breach of this Contract, (ii) embezzlement or any theft or misappropriation of the Company’s assets, (iii) gross negligence or wilful misconduct by Mr. Sarbu in the performance of his duties hereunder, (iv) the provision of information to the Supervisory Board (if established) of the Company or the General Meeting of the Company containing any material misstatement or material omission, or (v) the failure to observe any instruction or resolution of the Supervisory Board of the Company (if established), the General Meeting of the Company or CME.

9.3
Termination pursuant to Section 9.2(a) and (c) hereof shall be on three months’ prior written notice. Termination pursuant to Section 9.2(b) hereof shall not require any prior written notice and shall be effective from the moment of recall of Mr. Sarbu from the office of the Director. As of the day of the termination of the office of Mr. Sarbu hereunder, he shall cease to exercise duties related to the office of the Director.

9.4
Upon the termination, by whatever means, of this Contract, Mr. Sarbu shall immediately, however no later than within three (3) business days from the date of such termination, return to the Company all documents, computer media and all other property or assets belonging to or relating to the business of the Company and the performance of his duties hereunder which is in his possession or under his power or control or otherwise available to Mr. Sarbu, and Mr. Sarbu must not retain copies of any of the above, save for cases in which it is necessarily required by mandatory applicable legal regulations to keep such copies in order to be able to produce evidence in a proceeding that might be initiated against Mr. Sarbu in relation to the performance of his duties hereunder.

9.5
Notwithstanding the provision of Section 4.1 hereof, in the circumstance that Mr. Sarbu is recalled from his office pursuant to Section 9.2(a) hereof, he shall be entitled to a compensation in an amount equal to the Annual Remuneration for the entire period of the existence hereof until December 31, 2007.

10	CONFIDENTIAL INFORMATION

10.1
Mr. Sarbu agrees, during the term hereof and after the termination of the office of the Director, not to use or disclose to any person (and shall use his best endeavours to prevent the use, publication or disclosure of) any confidential information:

10.1.1	concerning the business of the Company and/or CME Group which comes to the knowledge of Mr. Sarbu during the course of or in connection with the holding of his office of the Director; or

10.1.2
concerning the business of any client or person having dealings with the Company and/or CME Group and/or a company within the CME Group which is obtained directly or indirectly in circumstances where the Company is subject to a duty of confidentiality.

10.2
For the purposes of Section 10.1 above, information of a confidential or secret nature includes, but shall not be not limited to, information disclosed to Mr. Sarbu or known, learned, created or observed by him as a consequence of the holding of the office of the Director, not generally known in the relevant trade or industry about the Company’s and/or CME Group’s business activities, services and processes, including, but not limited to, information concerning advertising, sales promotion, publicity, sales data, research, programming and plans for programming, finances, accounting, methods, processes, business plans (including prospective or pending license applications or investments in license holders or applicants), client or supplier lists and records, potential client or supplier lists, and client or supplier billings.

10.3	This Section shall not apply to information which is:

10.3.1	disclosed in the proper performance by Mr. Sarbu of duties of the Director or with the consent of the Company;

10.3.2	ordered to be disclosed by a court of competent jurisdiction or otherwise necessarily required to be disclosed by law or pursuant to the rules of any applicable stock exchange; or

10.3.3	comes into the public domain otherwise than due to an omission or a breach by Mr. Sarbu hereof.

11	NON-COMPETITION

11.1	Within the duration of the office of Mr. Sarbu as the Director and for a period of twelve (12) months after the termination hereof for any cause, Mr. Sarbu shall not:

(a)
either on his own account or on behalf of any other person, firm or company, directly or indirectly, carry on or be engaged, concerned or interested in any business which is competitive with the business of securing television licenses, operating television stations, programming services and broadcasting in which the Company and/or CME Group are engaged and with which Mr. Sarbu was actively involved in the twelve months preceding the termination hereof within the territories of operation of the CME Group;

(b)
seek to do business and/or do business with any person, firm or company who at any time during the twelve months preceding the termination hereof was a customer of the Company and/or CME Group and/or with whom during that period Mr. Sarbu or another employee or officer of the Company and/or CME Group had material dealings; and

(c)
solicit or employ or cause to be employed, whether directly or indirectly, any employee of the Company and/or CME Group who has substantial knowledge of confidential aspects of the business of the Company and/or CME Group, and with whom, at any time during the period of twelve months prior to such termination, Mr. Sarbu had material dealings.

11.2
Each of the restrictions in this Section shall be enforceable independently of each other and their validity shall not be affected if any of the other restrictions are invalid. In the event that any of the restrictions are void, but would be valid if some part of the restriction were deleted, the restriction in question shall apply with such modification as may be necessary to make it valid.

11.3
The restrictions stipulated in Section 11.1 herein shall not apply with respect to Mr. Sarbu’s activities within CME Group or related to any member of the CME Group and shall be applicable solely with respect to the territory of the Czech Republic and/or the Slovak Republic or to the matters concerning such territory.

12	INTELLECTUAL PROPERTY

12.1
Mr. Sarbu shall, on the basis of a written agreement and, as the case may be, any other acts whether vis-à-vis the Company or a relevant authority, as may be required under relevant legal regulations, transfer and assign to the Company any and all Intellectual Property Rights (as defined below) or the right of exercise thereof to the full possible extent permitted under (i) Act No. 121/2000 Coll., the Copyright Act (the “Copyright Act”); and/or (ii) any other laws of any jurisdiction applicable to the respective Intellectual Property Right, immediately after the respective Intellectual Property Right has arisen on the side of Mr. Sarbu, however no later than within 30 days thereafter. Within such period of time, Mr. Sarbu shall prepare and execute the license agreement and/or any other relevant agreement on the assignment of the Intellectual Property Right or any other relevant agreements (the “License”) and any other instruments and do such other acts and things as may be necessary or desirable (at the request and expense of the Company) to enable the Company (or its nominee) (i) to obtain the respective Intellectual Property Right in such parts of the world as may be specified by the Company (or its nominee); and (ii) to enable the Company to exploit such Intellectual Property Right vested in it to the best advantage. The License shall specify the respective Intellectual Property Right and the assignment thereof to the Company to the full extent as set forth under this Section 12.1, effective as of the date of the execution of the License. No compensation shall be provided by the Company to Mr. Sarbu for the assignment of any Intellectual Property Right and shall be considered as part of Annual Remuneration for the year in which the Parties executed the respective License.

12.2
Mr. Sarbu shall inform the Company of all and full particulars of any Intellectual Property Right in any work or performance or thing created by Mr. Sarbu, immediately after the respective Intellectual Property Right has arisen on the side of Mr. Sarbu, however no later than within 3 days thereafter. Mr. Sarbu shall not use, assign, purport to assign or disclose to any person or exploit any Intellectual Property Right without the prior written consent of the Company.

12.3
“Intellectual Property Right” shall mean any copyright or any other intellectual property right with respect to any performance, work or another product or any part thereof or any patent right, trademark right, industrial design right or any other intangible industrial right or any other intellectual property right of any nature whatsoever throughout the world (whether registered or unregistered and including all applications and rights to apply for the same), which:

12.3.1	relates to the business or any product or service of the Company; and

12.3.2
is invented, developed, created or acquired by Mr. Sarbu (whether alone or jointly with any other person) during the term of his office of the Director hereunder within the performance by him of his obligations arising under the office of the Director hereunder or in connection herewith.

13	DATA PROTECTION

13.1
Mr. Sarbu acknowledges and explicitly agrees that the Company will hold and process personal and sensitive data relating to Mr. Sarbu within the meaning of Act No. 101/2000 Coll., as amended, on Protection of Personal Data (the “Data”) for personnel administration and management purposes within the period of (i) the duration of this Contract; and (ii) to the extent required by law, also after the termination hereof. The Data shall include, in particular, Mr. Sarbu’s full name, address, date of birth, birth number, identification card and passport numbers, references, bank details, performance appraisals, work, holiday and sickness records, next of kin, remuneration reviews, remuneration details and other records (which may, where necessary, include sensitive data relating to health and data held for equal opportunities purposes).

13.2
By signing this Contract, Mr. Sarbu agrees that the Company may process any Data for the above purposes and may, when necessary for those purposes, make such Data or any part thereof available to its advisers, to third parties providing products and/or services to the Company and as required by law.

14	GENERAL

14.1
The Parties hereto acknowledge and confirm to each other that this Contract constitutes the whole and only agreement between the Company and Mr. Sarbu relating to the subject matter hereof, including any performance of any work or duties of Mr. Sarbu for the Company, and they hereby agree that this Contract shall supersede all previous contracts, agreements, proposals, both oral and written, negotiations, presentations, commitments, writings and all other communications between the Company and Mr. Sarbu, including all agreements on individual and remuneration conditions, and they represent and warrant to each other that there are no unsettled claims and/or obligations arising in connection with the foregoing as of the date hereof.

14.2
Should any of the provisions of this Contract be or become invalid or unenforceable, such invalidity or unenforceability shall not impair the validity or enforceability of other provisions of this Contract to the extent permitted by relevant laws. Should this be the case, the Parties undertake to replace such invalid or unenforceable provision by a new one, which shall be valid, enforceable and shall, in accordance with relevant laws, comply best with the significance and effect of the original provision.

14.3	The Contract may be changed or modified only by written amendments duly executed by both Parties hereto.

14.5	The Contract can be terminated only as stipulated in Section 9 above.

14.6	The Contract has been executed in two counterparts in English language. Each of the Parties shall obtain one counterpart of the Contract and both counterparts shall be valid as originals.

14.7
The Contract shall come into force and effect as of the date on which it is signed by both Parties and approved by the General Meeting of the Company. The Company shall use its best efforts to ensure that the approval of the General Meeting of the Company is granted without undue delay, however, no later than within 3 weeks from the execution hereof.

14.8	This Contract shall be governed by and construed in accordance with Czech law.

THE COMPANY AND MR. SARBU AGREE TO THE TERMS SET OUT ABOVE IN WITNESS WHEREOF THEY SIGNED THE CONTRACT AS FOLLOWS:

In Prague, on August 1, 2006

For CET 21 spol. s r.o.:		Adrian Sarbu

By:	/s/ Petr Dvořák	/s/Adrian Sarbu
Name:	Petr Dvořák
Title:	Executive Director

By:	/s/ Milan Cimirot
Name:	Milan Cimirot
Title:	Executive Director